ADP REPORTS THIRD FISCAL QUARTER RESULTS;
                   REVENUES INCREASE 11%, EPS DECLINES 7%;
        FISCAL 2004 REVENUE GUIDANCE RAISED TO HIGH-SINGLE DIGIT GROWTH,
                             EPS GUIDANCE UNCHANGED


ROSELAND, NJ, April 22, 2004 - Automatic Data Processing, Inc. (NYSE:ADP) reported 11% revenue growth, with revenues of $2.1 billion and $.50 earnings per share for the third fiscal quarter ended March 31, 2004, Arthur F. Weinbach, chairman and chief executive officer, announced today. Pretax and net earnings declined 10% and 9%, respectively, impacted by lower interest rates, incremental investment activity and by dilution from last year's acquisitions. Diluted earnings per share, on fewer shares outstanding, declined 7% from $.54 per share last year.

      Commenting on the quarter, Mr. Weinbach said, "Employer Services' revenues grew 10% in the quarter. New business sales, which to ADP represents the annualized revenues anticipated from new orders, improved to 10% growth during the quarter, our first double-digit sales growth quarter in three years. Client retention was strong during this critical year-end retention period, improving more than 1.5% for the quarter compared to record levels a year ago. The number of employees on our clients' payrolls in North America increased compared with last year, representing the first growth quarter in nearly three years, while the number of employees on clients' payrolls in our European businesses continued to decline. Average client fund balances, which have been strong all year, increased 13% during the quarter excluding the impact of last year's ProBusiness acquisition and about 27% after the impact of the acquisition.

      "Revenues in Brokerage Services grew 13% primarily driven by increased investor communications activity, higher trade volume and higher retail versus institutional mix. Non-proxy mutual fund mailings were again strong in the quarter with recent regulatory oversight resulting in extra communications. Brokerage Services' margin improved over last year from increased scale on higher volumes in our back office trading business. Dealer Services' revenues grew 8% and Claims Services' revenues were flat with last year.

      "Our consolidated margin declined in the third quarter and was primarily impacted by lower interest rates on corporate and client fund investments and lower margins in Employer Services resulting from increased investment spending and the continued integration of last year's acquisitions. We continue to take advantage of opportunities to invest in our businesses, particularly in Employer Services, and have increased the incremental spending level to $165 - $180 million for the fiscal year, which now includes about $30 - $35 million of non-recurring charges anticipated in the fourth quarter.

      "Our leading indicators have started to move in the right direction and we are pleased with the improvement in our revenues. We anticipate stronger Employer Services' sales growth in the fourth quarter due to easier comparisons with last year as well as increases in our sales force. With our stronger Brokerage Services' revenues, we are increasing our revenue guidance to high-single digit growth from mid-single digit growth and confirming our fiscal 2004 earnings per share guidance of $1.53 - $1.58.

      "In fiscal 2004 we have acquired over 11 million shares of ADP stock for treasury for approximately $445 million reflecting our confidence in the long-term growth of our businesses," Mr. Weinbach concluded.

      An analyst conference call to review the third quarter results will be held today, Thursday, April 22 at 1:30 p.m. EDT. A live audio webcast of the call will be available to the public on a listen-only basis. To listen to the webcast go to www.adp.com and click on the webcast icon. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

      ADP, with over $7 billion in revenues and approximately 500,000 clients, is one of the largest independent computing services firms in the world.


AUTOMATIC DATA PROCESSING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

                                    Three Months Ended         Nine Months Ended
                                          March 31,                March 31,
                                      2004          2003         2004         2003
                                ----------   -----------   ----------   -----------

Revenues, other than interest
  on funds held for clients
  and PEO revenues              $1,894,672   $ 1,704,454   $5,063,394   $ 4,691,274
Interest on funds held for
  clients                           96,531        99,108      261,667       276,735
PEO revenues (A)                   130,232       102,216      344,051       267,449
                                ----------   -----------   ----------   -----------
Total revenues                   2,121,435     1,905,778    5,669,112     5,235,458
                                ----------   -----------   ----------   -----------

Operating expenses                 944,373       796,580    2,548,914     2,207,764
Selling, general and
  administrative expenses          487,410       412,793    1,373,581     1,262,751
Systems development and
  programming costs                144,824       123,401      409,703       364,679
Depreciation and amortization       77,185        67,503      225,520       203,886
Other income, net                  (11,997)      (27,499)     (44,656)     (100,472)
                                ----------   -----------   ----------   -----------
Total expenses                   1,641,795     1,372,778    4,513,062     3,938,608
                                ----------   -----------   ----------   -----------

Earnings before income taxes       479,640       533,000    1,156,050     1,296,850

Provision for income taxes         179,390       203,610      432,370       495,370
                                ----------   -----------   ----------   -----------

Net earnings                    $  300,250   $   329,390   $  723,680   $   801,480
                                ==========   ===========   ==========   ===========

Basic earnings per share        $     0.51   $      0.55   $     1.22   $      1.33
                                ==========   ===========   ==========   ===========
Diluted earnings per share      $     0.50   $      0.54   $     1.21   $      1.32
                                ==========   ===========   ==========   ===========
Dividends per common share      $   0.1400    $   0.1200   $   0.4000   $    0.3550
                                ==========    ==========   ==========   ===========


(A) Net of pass-through costs of $1,136,832 and $904,391 for the three months ended March 31, 2004 and 2003, respectively, and $3,086,265 and $2,541,258 for the nine months ended March 31, 2004 and 2003, respectively.

AUTOMATIC DATA PROCESSING, INC. AND SUBSIDIARIES
OTHER SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

                                                      Three Months Ended        Nine Months Ended
                                                           March 31,                 March 31,
                                                      2004          2003         2004          2003
                                                -----------   ----------   ----------    ----------

Revenues for select business units (B)
  Employer Services                             $ 1,366,000   $1,240,000   $ 3,635,000   $3,312,000
  Brokerage Services                                452,000      401,000     1,105,000    1,078,000
  Dealer Services                                   226,000      209,000       655,000      605,000

Pre-tax earnings for select business units (B)
  Employer Services                             $   385,000   $  411,000   $   854,000   $  892,000
  Brokerage Services                                 68,000       45,000       121,000      134,000
  Dealer Services                                    39,000       36,000       108,000      101,000


(B) Prior year's segment results were adjusted to reflect fiscal year 2004 budgeted foreign exchange rates. In addition, Employer Services' prior year revenue was adjusted to include interest earned on client funds credited at 4.5%. Employer Services' revenues are credited with interest earned on client funds at a standard rate to better judge real business growth without the impact of changing interest rates.


Components of Other Income, net:
--------------------------------

Interest income on corporate funds              $   (13,521)  $  (21,529)  $   (59,263)  $  (95,581)
Interest expense                                      1,965        2,198        11,966       17,652
Realized (gains) losses on
  available-for-sale securities, net                   (441)      (8,168)        2,641      (22,543)
                                                -----------   ----------   -----------   ----------
Total other income, net                         $   (11,997)  $  (27,499)  $   (44,656)  $ (100,472)
                                                ===========   ==========   ===========   ==========

Earnings per share information:
-------------------------------
Net earnings                                    $   300,250   $  329,390   $   723,680   $  801,480
Average shares outstanding                          591,210      600,217       592,575      601,737
Basic earnings per share                        $      0.51   $     0.55   $      1.22   $     1.33
Diluted net earnings                            $   300,572   $  329,683   $   724,820   $  802,388
Diluted shares outstanding                          599,479      605,340       599,127      607,911
Diluted earnings per share                      $      0.50   $     0.54   $      1.21   $     1.32


AUTOMATIC DATA PROCESSING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
                                                    March 31,      June 30,
                                                      2004          2003
                                                 ------------   ------------
                                                  (Unaudited)
Assets
------
Cash and cash equivalents/Short-term
  marketable securities                          $  1,225,858   $  2,005,384
Other current assets                                1,610,713      1,670,117
                                                 ------------   ------------
  Total current assets                              2,836,571      3,675,501

Long-term marketable securities                     1,070,971        338,959
Property, plant and equipment, net                    615,314        614,701
Other non-current assets                            3,772,998      3,396,761
Funds held for clients                             17,129,627     11,807,749
                                                 ------------   ------------
  Total assets                                   $ 25,425,481   $ 19,833,671
                                                 ============   ============

Liabilities and Shareholders' Equity
------------------------------------
Total current liabilities                        $  1,827,081   $  1,998,783
Long-term debt                                         82,049         84,674
Other non-current liabilities                       1,031,322        929,826
Client funds obligations                           16,860,331     11,448,915
                                                 ------------   ------------
  Total liabilities                                19,800,783     14,462,198

Total shareholders' equity                          5,624,698      5,371,473
                                                 ------------   ------------
  Total liabilities and shareholders' equity     $ 25,425,481   $ 19,833,671
                                                 ============   ============


                 --------------------------------------------

This release and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.



Source:  Automatic Data Processing, Inc.

        ADP Investor Relations
        Elena Charles, 973.974.4077
        Debbie Morris, 973.974.7821


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